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                                                                   Exhibit 10(j)
                               H.B. FULLER COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                  1998 REVISION

                                    Article 1
                             Description and Purpose

1.1 Name. The name of this Plan is the "H.B. Fuller Company Supplemental Executive Retirement Plan."

1.2 Purpose. The purpose of the Plan is to promote the recruitment and retention of high quality management personnel by providing an additional source of retirement income to supplement that available to participants from other sources.

1.3 Description. The Plan is a defined benefit plan for a select group of management and highly compensated employees, which is unfunded within the meaning of ERISA and the Internal Revenue Code. It provides a specified level of retirement income based on the Participant's length of service with the Company, Final Average Compensation and retirement income from certain other sources. The Company has established a trust, separate from its operating capital, and, if business considerations permit, will fund the trust with assets that will be sufficient to provide the benefits under the Plan as they become due. While the trust assets must remain subject to claims of the Company's creditors, it is the Company's intent to preclude the use of trust assets for other corporate purposes for so long as the assets are required to provide benefits under the Plan.

                                    Article 2
                                   Eligibility

2.1 Selection of Participants. An Eligible Employee shall become a Participant in the Plan upon his or her selection by the Administrator or, if later, on the effective date of a non-competition and confidentiality agreement between the Eligible Employee and the Company or an Affiliated Organization. The Administrator shall give each Participant written notice of the commencement of his or her participation in the Plan.

2.2 Entitlement to Benefits. A Participant shall become entitled to receive a benefit under the Plan if his or her employment with the Company and other Affiliated Organizations terminates for reasons other than gross misconduct after he or she has completed at least ten years of Credited Service and has attained age 55.

                                    Article 3
                                Standard Benefits

3.1 Basic Benefit. Subject to the succeeding provisions of this article and
Article 4, a Participant shall be entitled to an annual benefit equal to 50% of his or her Final Average Compensation.

3.2 Service Reduction. A Participant's annual benefit shall be reduced by 10% for each year of Credited Service by which 15 exceeds the number of full years of Credited Service that he or she has completed at the time his or her employment terminates. A Participant who has completed less than 10 years of Credited Service shall not be entitled to any benefit.

3.3 Other Retirement Income Reduction.

        A. A Participant's annual benefit determined under the preceding provisions of this article shall be reduced by the sum of the following amounts:

                (1) The amount of the Participant's annual Social Security Benefit;
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                (2) The amount to which the Participant is entitled under any old age, pension, disability or similar program of any foreign jurisdiction;

                (3) The aggregate amount of the Participant's annual benefits under the H.B. Fuller Company Retirement Plan and each other funded or unfunded defined benefit pension plan maintained by the Company or an Affiliated Organization; and

                (4) The aggregate value of the Participant's annual benefits under any funded or unfunded pension, profit sharing, stock bonus or deferred compensation plan of another employer as determined by the Administrator in its discretion.

        B. If any benefit described in Subsection A. is not payable as a single life annuity or does not commence at the same time as the Participant's benefit under this Plan, the Administrator shall, for purposes of this section, convert the value of such benefit into an actuarially equivalent single life annuity benefit commencing at the same time as the benefit under this Plan.

        C. If the Participant would be entitled to a benefit described in Subsection A. but for his or her failure to apply for such benefit, Subsection
A. will be applied as if the Participant had applied for and received the benefit.

        D. Changes in a benefit described in Subsection A. that occur after commencement of the Participant's benefit under this Plan because of changes in the plan or program under which the benefit is provided or because of cost of living adjustments will not change the amount of the reduction under Subsection
A. Scheduled variations in such benefits, other than cost of living adjustments, will be taken into account in determining the reduction under Subsection A.

3.4 Early Retirement Reduction Factor. If a Participant's benefit commences prior to the date the Participant attains age 62, the benefit determined under the preceding sections shall be reduced by the same factor as a benefit for the Participant under the H.B. Fuller Company Retirement Plan would be reduced if such benefit commenced at the same time, whether or not the Participant is actually entitled to a benefit under such plan.

3.5 Form of Benefit.

        A. A Participant who is not married at the time his or her benefit commences shall receive a single life annuity in an annual amount equal to the amount determined under the preceding sections of this article.

        B. A Participant who is married at the time his or her benefit commences shall receive a joint and 50% survivor annuity benefit that is the actuarial equivalent of the benefit to which he or she would be entitled if not then married. The Participant's spouse shall be the contingent joint annuitant and, if such spouse survives the Participant, he or she shall receive an annuity for the balance of his or her life equal to one-half of the annuity that the Participant was receiving immediately prior to his or her death. If the Administrator determines that the Participant's spouse is disabled at the time the Participant's benefit commences, the Administrator may, in its discretion, determine the actuarial equivalent joint and survivor annuity benefit with the application of a mortality table for disabled individuals.

        C. A Participant shall be deemed to be not married at the time his or her benefit commences if the Administrator determines that the Participant and his or her spouse are legally separated.

3.6 Death Benefit.

        A. If a Participant dies after attaining age 55 and completing at least 10 years of Credited Service but prior to terminating his or her employment, there shall be paid to such Participant's designated beneficiary the sum of $50,000 per year for 10 years.

        B. Each Participant may, in form prescribed by and filed with the Administrator, designate a beneficiary to receive any death benefit payable under this section. If no effective beneficiary designation is on file at the time of the Participant's death, the death benefit under this section shall be paid as follows:

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                (1) To the Participant's surviving spouse, or

                (2) If no spouse survives, to the Participant's surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child's share by representation; or

                (3) If none of the Participant's spouse and descendants is living, to the representative of the Participant's estate.

        C. The automatic beneficiaries set forth in Subsection B. and, except as otherwise provided in the Participant's duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant's death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary's estate.

        D. No benefit, other than the survivor's annuity payable to the surviving spouse of a Participant whose benefit commenced in the form of a joint and survivor annuity, shall be payable following the death of a Participant whose employment terminated prior to death.

3.7 Time of Payment.

        A. Except as provided in Subsection B., benefit payments to the Participant shall commence as of the first day of the month following the termination of the Participant's employment.

        B. A Participant may elect, by written instrument delivered to the Administrator not more than 30 days following the date that such Participant is notified that he or she has become a Participant, to defer any benefit that becomes payable to him or her under the Plan to the later of the date specified in Subsection A. or the first day of the month following the date on which the Participant attains age 62.

        C. Any benefits payable to the beneficiary of a Participant who dies prior to termination of employment shall commence not later than the later of:

                (1) the first day of the seventh month following the month in which the Participant's death occurs; and

                (2) the first day of the second month following the date on which the Administrator has finally determined the identity of the beneficiary.

        D. The benefit payable to any Participant or beneficiary may, in the Administrator's discretion, be paid in annual, semi-annual, quarterly or monthly payments.

3.8 Payment in the Event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Administrator from among the following: the institution maintaining such person, such person's spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator's payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan to the extent of such payment.

3.9 Termination of Benefits for Breach of Contract. Notwithstanding the provisions of this article and Article 4, a Participant's or beneficiary's right to further benefits shall terminate upon, and no benefit shall be paid with respect to a Participant following, the entry of a final judgment by a court of competent jurisdiction that the Participant with respect to whom such benefit would otherwise be payable has committed a material breach of any non-competition or confidentiality agreement between such Participant and the Company or an Affiliated

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Organization. A Participant's benefit payments shall be suspended upon the entry of a preliminary injunction against the Participant in a suit brought by the Company or an Affiliated Organization based upon the Participant's alleged breach of any such non-competition or confidentiality agreement, and the suspended benefits shall be forfeited upon the entry of a final judgment in favor of the Company or such Affiliated Organization. However, if a final judgment is entered in favor of the Participant, the suspended payments, together with interest thereon at the rate of 8% per annum, compounded daily, shall be restored to the Participant.

                                    Article 4
                               Customized Benefits

4.1 Special Benefit. Notwithstanding the provisions of Sections 3.1, 3.2, 3.3,
3.4 and 3.6, the Administrator may, in its discretion, specify that, in lieu of the benefit otherwise provided with respect to any Participant, such Participant shall be entitled to a greater benefit. Such specified benefit may, by way of example and not limitation, determine the amount of the Participant's benefit by taking into account service with a previous employer, reduce or eliminate the offset for benefits payable from another employer's plan, or lessen the benefit reduction for commencement of benefits prior to age 62. However, the Administrator shall have no authority under this Section 4.1 to reduce or delay the benefit otherwise payable to a Participant hereunder, or to impose any additional condition upon the receipt of such benefit, without the Participant's written consent.

4.2 Documentation. Any special provision with respect to a Participant's benefit shall be set forth in a written instrument permanently maintained in the Administrator's records. A copy of the instrument shall be delivered to the Participant within 30 days following the date on which the special provisions are adopted.

4.3 Common Provisions. The provisions of Sections 3.5, 3.7, 3.8 and 3.9 shall apply to any specified benefit under this article.

                                    Article 5
                               Source of Benefits

5.1 Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Company. No Participant shall be required or permitted to make any contribution to the Plan.

5.2 Trust Fund. The Company has established a trust from which part or all of the benefits under the Plan are to be paid. All of the principal and income of such trust shall remain subject to the claims of the Company's creditors until applied to the payment of benefits.

5.3 Participant's Right to Funds. This Plan constitutes a mere promise by the Company to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Company may earmark or place in trust to pay the Participants' benefits under this Plan shall at all times remain in the Company, and no Participant or beneficiary shall have any property interest in any specific assets of the Company. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                                    Article 6
                                 Administration

6.1 Administrator. The Compensation Committee of the Board of Directors of the Company (or such other committee of such board that is, at any relevant time, performing the functions of the Compensation Committee) shall be the Administrator of the Plan. The Committee may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

6.2 Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant's beneficiary, and the amount and form of the benefit payable to any

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Participant or beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons. Notwithstanding the foregoing, the Administrator shall have no power or authority to add to, subtract from, or modify any of the terms of the Plan, nor to change or add to any benefits provided by the Plan, except to the extent permitted by Section 4.1.

6.3 Determination of Benefit. The Administrator's good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided that this provision shall not preclude the Administrator's correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his or her estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or beneficiary by the amount of any overpayment made with respect to the Participant.

6.4 Benefit Claim Procedure. Within a reasonable period of time following a Participant's termination of employment, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of any additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan's claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator's written decision, a written notice of request for review of the decision, and the claimant or the claimant's representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan's specific provisions where appropriate. The foregoing 90 and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator's control so require.

6.5 Indemnification. The Company shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person's willful misconduct.

6.6 Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his or her own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person's benefit may be affected by such exercise.

                                    Article 7
                                  Miscellaneous

7.1 Definitions.

        A. The terms "Final Average Compensation" and "Credited Service" shall have the meanings given them in the H.B. Fuller Company Retirement Plan at the time a Participant's eligibility for benefits under this Plan or the amount of such benefits is being determined; provided, however, that Final Average Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the pension plan pursuant to Internal Revenue Code ss. 401(a)(17) or any similar provision of law and that service with the Company or an Affiliated Organization shall be taken into account as Credited Service notwithstanding an otherwise applicable limitation based on the Participant's nationality or place of residence.

        B. The "Company" is the H.B. Fuller Company.

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        C. An "Affiliated Organization" is the Company and any corporation, trade or business that, together with the Company, would be treated as a single employer under the provisions of Internal Revenue Code section 414(b) or (c), if the phrase "at least 70%" were substituted for the phrase "at least 80%" each place it appears in section 1563(a)(1) of the Code and in regulations under section 414(c) of the Code.

        D. An "Eligible Employee" is one of a select group of management and highly compensated employees of the Company or an Affiliated Organization who, under rules established by the Administrator, is eligible to become a Participant in the Plan.

        E. A Participant's "Social Security Benefit" is the amount, as determined by the Administrator in its discretion and based upon the Participant's estimated earnings history to the date of his or her termination of employment with the Company, to which a Participant will be entitled under the old age provisions of the Social Security Act upon attainment of age 65.

        F. A Participant's "Accrued Benefit" is an amount, determined as of any date, which is equal to 5% of the benefit the Participant would be entitled to receive at age 62 (assuming his or her continued employment until such time) for each of the Participant's first ten years of Credited Service as of the date the Accrued Benefit is determined, plus 10% of the benefit the Participant would be entitled to receive at age 62 (assuming his or her continued employment until such date) for each of the Participant's next five years of Credited Service as of the date the Accrued Benefit is determined. For the purposes of this Subsection F., a Participant's Final Average Compensation shall be determined by projecting the Participant's current rate of compensation to age 65, and a Participant's Social Security Benefit and all other relevant factors used to compute benefits shall be treated as remaining constant as of the beginning of the current year for all subsequent years.

        G. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

7.2 Actuarial Equivalency. Except as otherwise provided in Section 3.5B., whenever an actuarial equivalent must be determined under this Plan, it shall be determined in the same manner, and with the same interest and mortality factors, as such equivalent would be determined under the provisions of the H.B. Fuller Company Retirement Plan in effect at the time such determination is made.

7.3 Termination of Employment. A Participant shall be deemed to have terminated employment for purposes of this Plan only when he or she has ceased to provide service for the Company and other Affiliated Organizations as an employee and is not entitled to receive severance pay or disability benefits under any plan sponsored by the Company or any Affiliated Organization.

7.4 Reemployment. All benefits otherwise payable under this Plan shall be suspended upon a Participant's reemployment with the Company or another Affiliated Organization. Any benefit otherwise payable after a reemployed Participant again terminates employment shall be reduced by the value of any benefits previously paid, as determined by the Administrator in its discretion. The Administrator may, in its discretion, provide that a Participant's benefit shall not be increased by reason of service or compensation during a period of reemployment.

7.5 Effective Date. This Plan was originally effective as of September 1, 1992.

7.6 No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any Affiliated Organization.

7.7 No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall the Company be prevented in any way from modifying the manner or form in which the employee is to be compensated.

7.8 Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan nor amounts paid pursuant to the Plan following the Participant's termination of employment shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Company or an Affiliated Organization, except to the extent such other plan expressly provides otherwise.

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7.9 Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan are personal and, except for payments made to the representative of a person's estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition.

7.10 Amendment and Termination.

        A. The Company may amend this Plan in such manner as it deems advisable, provided that no amendment shall reduce the Accrued Benefit of any Participant, determined as of the date of the adoption of such amendment.

        B. The Company may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of its termination. However, the termination of the Plan shall not affect a Participant's right to receive payment of his or her Accrued Benefit (determined as of the date of the Plan's termination) upon termination of employment; provided the Participant would have been entitled to a benefit upon termination of employment if the Plan had not been terminated.

        C. Any amendment or termination of the Plan shall be effected by the delivery to the Administrator of a written instrument, signed by the President or Chief Executive Officer of the Company and by the Secretary or an Assistant Secretary of the Company, setting forth the amendment or providing for the termination of the Plan. The amendment or termination shall be effective as of the date specified in such instrument or, if no date is specified, upon the date such instrument is delivered to the Administrator.

7.11 Titles. The titles to sections in this instrument are for convenience of reference only, and the Plan is not to be construed by reference to them.

7.12 Governing Law. Except to the extent preempted by the ERISA, this Plan shall be construed in accordance with, and governed by, the laws of the State of Minnesota without regard to rules relating to choice of law.

                                    Article 8
                                Change in Control

8.1 Special Provisions. Notwithstanding anything in this Plan to the contrary, the following provisions shall apply upon and after the occurrence of a Change in Control:

        A. Five years shall be added to the age, and five years shall be added to the Credited Service, of a CIC Participant for the purposes of Section 2.2 ("Entitlement to Benefits"), Section 3.2 ("Service Reduction"), and Section 3.7B ("Time of Payment").

        B. A CIC Participant who is not otherwise entitled to a benefit under the Plan shall be entitled to an annual benefit equal to 25% of his or her Final Average Compensation, regardless of the Participant's age or years of Credited Service at termination of employment. Payment of such benefit (which shall be subject to reduction as provided in Section 3.3 -- "Other Retirement Income Reduction") shall be made as provided in Section 3.5 ("Form of Benefit"), commencing on the first day of the month following the later of:

                (1) the date on which the Participant attains age 50; or

                (2) the termination of the Participant's employment.

        C. The reduction described in Section 3.3.A.(3) (relating to the reduction of benefits for benefits payable under other plans of the Company and its Affiliated Organizations) shall only apply to the extent such other plans are qualified under Section 401(a) of the U.S. Internal Revenue Code, and
Section 3.3.A.(4) (relating to the reduction of benefits for benefits payable under plans of other employers) shall not apply

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        D. The reduction described in Section 3.4 ("Early Retirement Reduction
Factor") shall not apply to the benefits payable to a CIC Participant.

        E. An election made by a CIC Participant pursuant to Section 3.7B to defer the commencement of his or her benefit shall be void and of no force or effect, and a CIC Participant's benefits shall commence on the date they would have commenced in the absence of such an election.

        F. Section 3.9 ("Termination of Benefits for Breach of Contract") shall not apply to a CIC Participant.

        G. Section 7.3 ("Termination of Employment") shall be applied to a CIC Participant without regard to whether the Participant is entitled to receive severance pay under any plan sponsored by the Company or an Affiliated Organization.

        H. The Plan may not be amended in a manner that would reduce, impair, or otherwise adversely affect a Participant's right to receive any benefit under the Plan, and the Plan may not be terminated with respect to any Participant, without the Participant's written consent. In addition, any amendment or termination of the Plan that reduces, impairs, or otherwise adversely affects a Participant's right to receive any benefit which is adopted or effected, without the Participant's written consent, during the 12 consecutive month period immediately preceding the occurrence of a Change in Control shall be null and void from the date of its adoption.

8.2 Definitions. For the purposes of this article:

        A. "Change in Control" means:

                (1) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

                (2) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

                (3) the Continuing Directors cease to constitute a majority of the Company's Board of Directors;

                (4) the shareholders of the Company approve (a) any consolidation, merger, or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors and would not have at least 60% of the combined voting power of its outstanding securities held by persons who were shareholders of the Company immediately prior to such consolidation, merger, or statutory share exchange; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (c) any plan of liquidation or dissolution of the Company; or

                (5) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

The Company shall notify each Participant promptly of the occurrence of a Change in Control.

        B. "Continuing Director" means any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who (1) was a member of the Board of Directors on August 1, 1997

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

or (2) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Subsection B., "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of the Company's common stock organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

        C. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        D. "CIC Participant" means a Participant whose employment is terminated upon or within three years after the occurrence of a Change in Control, if such termination is initiated:

                (1) by the Company or an Affiliated Organization without Cause;
        or

                (2) by the Participant for Good Reason; or

                (3) by the Participant for any reason during a period of 90 days following the first anniversary of the occurrence of the Change in Control.

        E. "Cause" means any act by a Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant, the Participant's death, or the Participant's inability, by reason of any physical or mental impairment, to perform the duties of the position the Participant then occupies for a period of not less than 90 consecutive days. Except in the case of death or disability, termination for Cause shall be taken only upon 90 days prior written notice to the Participant, which notice shall specify the nature of the Cause for termination, and only if it is subsequently determined by the Board of Directors of the Company that the Participant has failed to cure the stated Cause prior to or during such 90-day period.

        F. "Good Reason" means:

                (1) any change adverse to a Participant in the Participant's position, reporting responsibilities, duties, compensation, benefits or other terms or conditions of employment; or

                (2) any change in a Participant's principal place of employment, if the new principal place of employment is more than 50 miles from the previous principal place of employment;

provided, that a Participant shall not be deemed to have terminated his or her employment for Good Reason unless the termination occurs within 180 days after the Participant is notified by the Company of the event constituting Good Reason or, if later, within 180 days after the occurrence of such event.

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